Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF

FORTRESS BIOTECH, INC.

Fortress Biotech, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.

The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first paragraph of Article IV, Section A thereof in its entirety and inserting the following in lieu thereof:

“This Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 215,000,000 shares, 200,000,000 of which shall be Common Stock, par value $0.001 per share, and 15,000,000 of which shall be Preferred Stock, par value $0.001 per share.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this 8th day of July, 2022.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay Rosenwald, M.D.
Name:	Lindsay Rosenwald, M.D.
Title:	Chief Executive Officer